UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2007 (January 24, 2007)

REDBACK NETWORKS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-25853	77-0438443
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

300 Holger Way

San Jose, CA 95134

(Address of Principal Executive Offices) (Zip Code)

(408) 750-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Introduction

As previously disclosed, on December 19, 2006, Redback Networks Inc., a Delaware corporation (the “Company”), Telefonaktiebolaget LM Ericsson (publ), a limited liability company under the Swedish Companies Act (“Parent”), and Maxwell Acquisition Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Offeror”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Offeror offered to purchase all outstanding Shares at a price of $25.00 per Share, net to the holder thereof in cash, without interest, less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 22, 2006 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as amended or supplemented, constitute the “Offer”).

Upon the expiration of the initial offering period of the Offer at 12:00 midnight, New York City time, on Tuesday, January 23, 2007, Offeror accepted for payment approximately 71.5 million Shares (including Shares tendered by notice of guaranteed delivery), representing in excess of 90% of the outstanding Shares. On January 25, 2007, pursuant to the terms of the Merger Agreement, Offeror merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As a result of the Merger, the Company no longer fulfills the numerical listing requirements of the Nasdaq National Market (“Nasdaq”). Accordingly, following completion of the Merger, the Company notified Nasdaq and requested that the common stock, $0.0001 par value per share, of the Company (the “Common Stock”), be withdrawn from listing on the Nasdaq Global Select Market prior to the open of trading on January 26, 2007. As a result, the Shares are no longer listed on the Nasdaq Global Select Market. The Company also intends to file with the Securities and Exchange Commission (the “SEC”) a Certification on Form 15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requesting that the Common Stock, including the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of June 12, 2001, as amended, between the Company and US Stock Transfer Corporation (the “Rights”, and together with the Common Stock, the “Shares”) be deregistered and that the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act be suspended.

Item 3.02 Unregistered Sales of Equity Securities.

In order to complete the Merger, on Thursday, January 25, 2007, Offeror exercised its option to purchase Shares and accordingly, the Company issued 13,593,416 Shares to the Offeror pursuant to Section 2.4(a) of the Merger Agreement, at a price per Share of $25.00, which resulted in an aggregate purchase price of $339,835,400 (the “Purchase Price”). The Offeror paid the Purchase Price for the Shares by delivery of a promissory note.

The issuance of these Shares by the Company was made in a transaction not involving any public offering pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The offering was not a “public offering” as defined in Section 4(2) of the Securities Act due to the fact that the Offeror was the only person involved in the transaction, the size of the offering, and the manner of the offering. In addition, the Offeror had the necessary investment intent as required by Section 4(2) of the Securities Act since such Shares were issued to facilitate the Merger pursuant to which the Company will become a wholly-owned subsidiary of Parent. Based on the above factors, the Company believes that this issuance of Shares meets the requirements to qualify for exemption under Section 4(2) of the Securities Act.

Item 5.01. Changes in Control of Registrant.

On January 25, 2007, pursuant to the terms of the Merger Agreement, Offeror merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent.

Based on the per Share consideration of $25.00 and the number of Shares validly tendered and accepted for payment at the end of the initial offering period, as of January 24, 2007, the value of the Shares purchased by Offeror in connection with the Offer was approximately $1.8 billion. The funds used by Offeror to purchase the Shares were from cash on hand.

In connection with the Merger, each outstanding Share not tendered in the Offer (other than Shares held by the Company, Parent and Offeror and Shares held by stockholders who properly perfect appraisal rights under Delaware law) was converted into the right to receive $25.00 per share in cash, without interest.

To the knowledge of the Company, except as set forth herein, there are no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a further change in control of the Company.

The information contained in the Introduction above is incorporated herein by reference.

Item 8.01 Other Events

Closing of the Merger

On January 25, 2007, pursuant to the terms of the Merger Agreement, Offeror merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REDBACK NETWORKS INC.

DATE: January 25, 2006	By:	/s/ Thomas L. Cronan, III
Thomas L. Cronan, III
Senior Vice President of Finance and Administration, Chief Financial Officer